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                                                                   EXHIBIT 10.18

                                                      Court File No.: 99-CL-3442

                           SUPERIOR COURT OF JUSTICE

                               (Commercial List)

        IN THE MATTER OF THE COMPANIES' CREDITORS ARRANGEMENT ACT, R.S.C.
                           1985, c. C-36., AS AMENDED

AND IN THE MATTER OF THE COURTS OF JUSTICE ACT, R.S.O. 1990, c. C-43, AS AMENDED

       AND IN THE MATTER OF A PLAN OF COMPROMISE AND ARRANGEMENT OF PHILIP
            SERVICES CORP. AND THE APPLICANTS LISTED ON SCHEDULE "A".

       APPLICATION UNDER THE COMPANIES' CREDITORS ARRANGEMENT ACT, R.S.C.
                           1985, c. C.-36, AS AMENDED.

                     AMENDED AND RESTATED PLAN OF COMPROMISE

                                 AND ARRANGEMENT

                               September 24, 1999




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                    AMENDED AND RESTATED PLAN OF COMPROMISE
                                AND ARRANGEMENT

Amended and Restated Plan of Compromise and Arrangement of Philip Services Corp. and its Canadian subsidiaries listed on Schedule "A" hereto pursuant to the Companies' Creditors Arrangement Act, R.S.C. 1995, c. C-36, as amended.

                                    ARTICLE 1
                                 INTERPRETATION

SECTION 1.1 DEFINITIONS

     In this Plan (including the Schedules hereto), unless otherwise stated or the context otherwise requires:

      "ACCOUNT INTERMEDIARIES" means (a) CIBC in its capacity as the provider of the CIBC Bank Account Services, and (b) Comerica Bank and its affiliates in their respective capacities as the providers of the Comerica Bank Account Services, and (c) for the purposes of Section 6.3 includes Royal Bank of Canada in its capacity as the former provider of bank account services to one or more of the Applicants;

      "ADMINISTRATIVE AGENT" means CIBC or its successor as administrative agent for the Lenders under the Credit Agreement;

      "AFFECTED CLAIM" means an Affected Secured Lender Claim or an Affected Unsecured Claim;

      "AFFECTED CREDITOR" means a holder of an Affected Claim;

      "AFFECTED SECURED LENDER CLAIM" means a Secured Claim of a Lender against the Applicants arising under or as a result of the Credit Facility Agreements other than any Other Secured Claims;

      "AFFECTED SECURED CREDITOR" means a holder of an Affected Secured Lender Claim;

      "AFFECTED TRADE CLAIMS" means Claims in excess of $75,000 of trade vendors who do not agree to continue to provide trade credit to the Applicants in accordance with terms provided prior to the Date of Filing or who have not actually provided such terms during the CCAA Proceedings;

      "AFFECTED UNSECURED CLAIMS" means collectively, Affected Unsecured Lender Claims, those Claims set forth on the Affected Unsecured Claims List,




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      Affected Trade Claims, Contribution and Indemnity Claims and Claims of
      parties to executory contracts and leases that are repudiated or terminated pursuant to Article 8 hereof, and, for greater certainty, does not include the Unaffected Obligations;

      "AFFECTED UNSECURED CLAIMS LIST" means the list of Affected Unsecured Claims attached hereto as Schedule "B", as amended or supplemented from time to time;

      "AFFECTED UNSECURED CREDITOR" means a holder of an Affected Unsecured
      Claim;

      "AFFECTED UNSECURED LENDER CLAIM" means a Claim of a Lender arising under or as a result of the Credit Facility Agreements that is not an Affected Secured Lender Claim, other than Lender Claims in respect of letters of credit issued pursuant to the Credit Agreement that are contingent as of the Effective Date;

      "AGREED LC CLAIM" means US$20 million;

      "AMENDED AND RESTATED TERM CREDIT AGREEMENT" means collectively, the Amended and Restated Term Credit Agreement, together with ancillary documents, to be entered into among PSC, PSI and holders of Secured Lender Claims as of the Effective Date, pursuant to which the New Senior Secured Term Debt and New Secured PIK Debt will be governed, which agreement shall be substantially in the form to be included as a supplement to the U.S. Plan;

      "APPLICANTS" means PSC and each of the Canadian Subsidiaries and "APPLICANT" means any one of the Applicants;

      "ASSUMED INDEMNIFICATION OBLIGATIONS" means (a) the obligations of PSC pursuant to section 7.02 of its bylaws to indemnify current and former directors and officers, on the terms and subject to the limitations described therein, if and to the extent that such indemnification is permissable under the Business Corporations Act (Ontario) or such other applicable governing corporate statute and (b) the obligations of the Applicants other than PSC to indemnify current and former directors and officers under their respective bylaws to the extent such indemnification obligations are not more expansive than those of PSC under section 7.02 of its bylaws if and to the extent such indemnification is permissible under the applicable governing corporate statute of the applicable Applicant; in each case, including any affirmative obligation of the Applicants to indemnify current and former directors and officers in connection with any governmental, regulatory or enforcement




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      investigation or action and in each case solely with respect to such officer's or director's actions subsequent to becoming an officer or director of PSC or of a director or indirect subsidiary or affiliate of PSC; provided, however, that Assumed Indemnification Obligations shall not include Excluded Indemnification Obligations;

      "BAR DATE" means the date designated by the Court as the last date for filing Proofs of Claim;

      "BTCo" means Bankers Trust Company;

      "BUSINESS DAY" means a day which is not (i) a Saturday or a Sunday; or
      (ii) a day observed as a holiday under the laws of the Province of Ontario or the applicable federal laws of Canada;

      "CANADIAN SECURITIES ACTION" means the class action claim entitled Menegon v. Philip Services Corp. et al, File No. 4166 CP 98 (Ontario Superior Court of Justice);

      "CANADIAN SUBSIDIARIES" means, collectively, the direct and indirect subsidiaries of PSC listed on Schedule "A" hereto;

      "CANADIAN UNDERWRITERS" means Merrill Lynch Canada Inc., Midland Walwyn Capital Inc., First Marathon Securities Limited, Gordon Capital Corporation, Salomon Brothers Canada Inc., CIBC Wood Gundy Securities Inc., RBC Dominion Securities Inc. and TD Securities Inc., and their respective successors;

      "CCAA" means the Companies' Creditors Arrangement Act, R.S.C. 1985, c. C-36, as amended;

      "CCAA PROCEEDINGS" means the CCAA cases of PSC and the Canadian Subsidiaries before the Court pursuant to the CCAA;

      "CHAPTER 11 CASES" means the jointly administered Chapter 11 cases of PSI, PSC and the U.S. Subsidiaries before the United States Bankruptcy Court pursuant to the provisions of Chapter 11 of the United States Bankruptcy Code;

      "CIBC" means Canadian Imperial Bank of Commerce;

      "CIBC BANK ACCOUNT SERVICES" means "CIBC Bank Account Services" as defined in the Credit Agreement;




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      "CLAIM" means any right of any Person against any Applicant in connection with any indebtedness, liability or obligation of any kind of any Applicant whether or not reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured, unsecured, present, future, known, unknown, by guarantee, by surety or otherwise and whether or not such a right is executory in nature, including, without limitation, the right or ability of any person to advance a claim for contribution or indemnity or otherwise with respect to any matter, action, cause or chose in action whether existing at present or commenced in the future based in whole or in part on facts which exist prior to or at the time of the first Creditors' Meeting other than (i) a claim of a United States resident against PSC, or (ii) a claim of a Canadian resident against PSC which the holder of the claim has voluntarily agreed is to be subject to and bound by the provisions of the U.S. Plan, and has consented to have the allowance and priority of such claim determined in accordance with the provisions of the U.S. Bankruptcy Code;

      "CLAIMS OFFICER" means the claims officer designated by PSC and approved by the Court;

      "CLASS" means the Class consisting of all holders of Affected Secured Lender Claims or holders of Affected Unsecured Claims, as the case may be;

      "COMERICA BANK ACCOUNT SERVICES" means "Comerica Bank Account Services" as defined in the Credit Agreement;

      "COMMON SHARES" means common shares in the capital of PSC;

      "CONFIRMATION DATE" means the date that the Confirmation Order is made;

      "CONFIRMATION ORDER" means the order of the Court sanctioning and approving the Plan;

      "CONTRIBUTION AND INDEMNITY CLAIMS" means any Claims of Deloitte & Touche, any of the Canadian Underwriters or any of the Directors and Officers against any of the Applicants for contribution and indemnity.

      "COURT" means the Ontario Superior Court of Justice;

      "CREDIT AGREEMENT" means the Credit Agreement dated as of August 11, 1997 among PSC, as borrower in Canada, PSI, as borrower in the United States, the Lenders, CIBC, as administrative agent for the Lenders, BTCo, as syndication agent, and CIBC and BTCo, as co-arrangers, as amended by amending agreements dated as of October 31, 1997, February 19, 1998, June 24, 1998, October 20, 1998 and December 4, 1998;




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      "CREDIT DOCUMENTS" means the "Credit Documents" as defined in the Credit
      Agreement;

      "CREDIT FACILITY AGREEMENTS" means the Credit Agreement, the Credit Documents and the Lender Lock-Up Agreement;

      "CREDITOR" means any Person having a Claim and may, if the context requires, mean a trustee, receiver, receiver manager or other Person acting on behalf of such Persons, but a Creditor shall not include a Person having a Claim in respect of an Unaffected Obligation;

      "CREDITORS' MEETINGS" means the meetings of the Creditors called for the purpose of considering and voting upon this Plan and includes any adjournment of such meeting;

      "CREDITORS' MEETINGS DATES" means the dates fixed for the Creditors' Meetings under the Creditors' Meetings Order;

      "CREDITORS' MEETINGS ORDER" means the Order of the Court dated September 23, 1999 establishing procedures for proving Claims and setting the date for the Creditors' Meetings, as amended or supplemented from time to time;

      "DATE OF FILING" means June 25, 1999;

      "DELOITTE & TOUCHE" means Deloitte & Touche, its successors and affiliates;

      "DILUTION" means dilution subsequent to the Effective Date (a) to the extent necessary to give effect to the convertibility of the New Secured PIK Debt, the New Unsecured Convertible Notes (as defined in the U.S.
      Plan) and the exercise of the Management Options or (b) otherwise as a result of the issuance of Common Shares, implementation of other management incentive programs or other action taken by the new board of directors of PSC referred to in Section 6.1(2)(d).

      "DIP AGENT" means BTCo, in its capacity as administrative agent under the DIP Facility Agreement;

      "DIP CO-ARRANGERS" means BTCo and CIBC, in their capacities as co-arrangers of the DIP Facility;

      "DIP FACILITY AGREEMENT" means the Credit Agreement between PSC and PSI as borrowers, the Canadian Subsidiaries and U.S. Subsidiaries as guarantors, certain other Subsidiaries as guarantors, the DIP Agent, and the DIP Co-Arrangers, and the other lender signatories thereto;




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      "DIP FACILITY" means the debtor-in-possession credit facility to be provided to PSC, PSI, the Canadian Subsidiaries and the U.S. Subsidiaries during the CCAA Proceedings and Chapter 11 Cases in the principal amount of US$100 million of available credit pursuant to the DIP Facility Agreement;

      "DIP FACILITY CLAIM" means a Claim arising under or as a result of the DIP Facility;

      "DIRECTORS AND OFFICERS" means the current and former directors and officers of the Applicants resident in Canada;

      "DISBURSING AGENT" means PSC or any party designated by PSC, in its sole discretion, to serve as disbursing agent under the Plan;

      "DISCLOSURE STATEMENTS" means the written disclosure statements that relate to this Plan or the U.S. Plan, as such documents may be amended, supplemented or modified from time to time and "DISCLOSURE STATEMENT" means any one of them;

      "DISPUTED CLAIM AMOUNT" means the amount of a Disputed Unsecured Claim;

      "DISPUTED CLAIMS RESERVE" means the reserve, if any, established and maintained by the Disbursing Agent, into which the Applicants shall deposit the amount of New Unsecured PIK Notes and New Common Shares that would have been distributed on the Distribution Date to holders of Disputed Unsecured Claims if such Claims had been Proven Claims on the Distribution Date, pending the allowance of such Claims;

      "DISPUTED UNSECURED CLAIM" means a Claim that is the subject of a Distribution Dispute Notice;

      "DISTRIBUTION DATE" means a date occurring as soon as practicable after the Effective Date upon which distributions are made to holders of Proven Claims under the Plan provided, however, that in no event shall the Distribution Date occur later than thirty (30) Business Days after the Effective Date;

      "DISTRIBUTION DISPUTE NOTICE" means an "Applicants' Distribution Dispute Notice" or a "Creditor Distribution Dispute Notice" as such terms are defined in the Creditors' Meetings Order;

      "DISTRIBUTION RECORD DATE" means the record date for the purposes of making distributions under this Plan on account of Proven Claims, which




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      shall be the Confirmation Date or such other date designated in the
      Confirmation Order;

      "DOLLARS" or "$" means lawful money of Canada unless otherwise indicated;

      "EFFECTIVE DATE" means the Business Day on which all conditions to implementation of the Plan as set forth in Section 9.8 have been satisfied or waived as provided in Section 9.9 and is the effective date of the Plan;

      "EMPLOYEES" means those Persons who are or were employed by any Applicant or retained by any Applicant to perform services exclusively for such Applicant;

      "EXCESS PROCEEDS ACCOUNT" means a separate interest-bearing account established by the DIP Agent into which Net Asset Sale Proceeds of all asset sales of PSC and the Subsidiaries consummated on or after the Date of Filing are deposited and into which all proceeds at any time deposited into the Proceeds Account (without giving effect to any disbursements from the Proceeds Account prior to the Date of Filing) in excess of US$93,000,000 (after post-closing adjustments of no greater than US$4,000,000 deposited into the Proceeds Account with respect to the sale of certain assets of PSC's aluminium division prior to the Date of Filing) shall also be deposited, which funds shall be held by the DIP Agent to be distributed in accordance with this Plan and the U.S. Plan on the Effective Date;

      "EXCLUDED INDEMNIFICATION OBLIGATIONS" means, in the case of PSC, "Excluded Indemnification Obligations" (as defined in the U.S. Plan) of PSC to any Canadian resident and, in the case of any of the Canadian Subsidiaries, means Claims of any Canadian residents against any of the Canadian Subsidiaries that would be "Excluded Indemnification Obligations" under the U.S. Plan if such Canadian Subsidiaries were U.S. Plan Applicants and in each case includes Claims of any Canadian residents against any of the Applicants that are not Assumed Indemnification Obligations. For greater certainty, "Excluded Indemnification Obligations" shall not affect the set-off rights, if any, of any Person;

      "EXIT FACILITY" means the new senior secured credit facility in an aggregate principal amount of approximately US$125 million, which PSC, PSI and the Subsidiaries anticipate entering into as a condition to the consummation of the Plan;

      "FACE AMOUNT" means (a) when used in reference to a Disputed Unsecured Claim, the full stated amount claimed by the holder of such Claim in any Proof of Claim or Distribution Dispute Notice timely filed with the Court in




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      accordance with this Plan or otherwise deemed timely filed by any Final
      Order of the Court or other applicable bankruptcy law, and (b) when used in reference to a Proven Claim, the as proven amount of such Claim;

      "FINAL ORDER" means an order or judgment of the Court relating to the Plan, the operation or effect of which has not been stayed, reversed or amended and as to which order or judgment (or any revision, modification, or amendment thereof) the time to appeal or seek review or rehearing has expired and as to which no appeal or petition for review or rehearing was filed, or if filed remains pending;

      "INITIAL ORDER" means the Order of the Court dated June 25, 1999, as amended from time to time, pursuant to which, among other things, the Applicants were granted certain relief pursuant to the CCAA;

      "INTERCOMPANY CLAIMS" means, as the case may be, any Claim of (a) any Subsidiary against an Applicant, (b) any Subsidiary against a Subsidiary, or (c) PSC against any Subsidiary;

      "LC LENDERS" means the "LC Lenders" as defined in the Credit Agreement;

      "LENDER" means a "Lender" as defined in the Credit Agreement, CIBC as administrative agent, BTCo as syndication agent, CIBC and BTCo as co-arrangers, and their individual successors and assigns;

      "LENDER CLAIM" means a Claim of a Lender arising under or as a result of the Credit Facility Agreements;

      "LENDER LOCK-UP AGREEMENT" means the letter agreement dated as of April 5, 1999, as amended and restated as of June 21, 1999, as may be further amended subsequent to the Date of Filing, among PSC and the Lenders signatories thereto with respect to the principal terms and conditions of this Plan and the U.S. Plan;

      "LIEN" means a charge against or interest in property to secure payment of debt or performance of an obligation;

      "MANAGEMENT OPTION AGREEMENT(S)" means stock option agreement(s) to be entered into by PSC and the Management Option Plan Participants, pursuant to which the Management Options will be granted;

      "MANAGEMENT OPTION PLAN" means a stock option plan to be adopted by the new board of directors of PSC referred to in Section 6.1(2)(d) on or after the Effective Date;




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      "MANAGEMENT OPTION PLAN PARTICIPANTS" means the employees of PSC entitled to participate in the Management Option Plan;

      "MANAGEMENT OPTIONS" means the options to be issued by PSC pursuant to the Management Option Plan to Management Option Plan Participants to purchase Common Shares pursuant to the provisions of the Management Option Agreements, subject to Dilution;

      "MONITOR" means Ernst & Young Inc. and any successor thereto appointed in accordance with the Initial Order or any further Order;

      "NET ASSET SALE PROCEEDS" means the cash proceeds of asset sales of PSC and the Subsidiaries net only of reasonable costs and expenses and the payment of Other Secured Claims (excluding the Secured Claims of the Account Intermediaries) secured by Liens on such assets senior to the Liens securing the Affected Secured Lender Claims on such assets;

      "NET ASSET SALE PROCEEDS POOL" means the amount of cash in the Excess Proceeds Account equal to sixty-six and two-thirds percent (66-2/3%) of the first US$200,000,000 of any Net Asset Sale Proceeds of the U.S. Ferrous division, if the US Ferrous division is sold, plus seventy-five percent (75%) of all other Net Asset Sale Proceeds in the Excess Proceeds Account;

      "NEW COMMON SHARES" means the common shares of PSC to be issued pursuant to this Plan and the U.S. Plan;

      "NEW GUARANTEES" means, collectively, the secured guarantees of the Canadian Subsidiaries and the other Restricted Subsidiaries to be entered into as of the Effective Date to guarantee and secure the New Senior Secured Term Debt and the New Secured PIK Debt;

      "NEW SECURED PIK DEBT" means the ten percent (10%) Secured Convertible PIK Debt due 2004 of PSC, in the aggregate principal amount of US$100 million, to be issued and distributed pursuant to this Plan and the U.S. Plan on the Distribution Date and governed by the terms of the Amended and Restated Term Credit Agreement, the original face amount of which will be convertible until maturity at the option of the holders into twenty-five percent (25%) of the PSC Common Shares, in the aggregate, on a fully diluted basis as of the Effective Date and having the usual anti-dilution provisions applicable in a public offering of convertible debt, including giving effect to the issuance of any Common Shares under the Shareholder Rights Plan;

      "NEW SENIOR SECURED TERM DEBT" means the secured term debt of PSI due 2004, to be governed by the terms of the Amended and Restated Term Credit




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      Agreement, to be distributed under the Plan on the Distribution Date in the aggregate principal amount of US$250 million minus an amount equal to the Net Asset Sale Proceeds Pool;

      "NEW UNSECURED PIK NOTES INDENTURE" means the indenture to be entered into between PSC and an entity to be selected prior to the Effective Date, as indenture trustee, under which the New Unsecured PIK Notes shall be issued;

      "NEW UNSECURED PIK NOTES" means the six percent (6%) unsecured payment-in-kind notes due 2009 of PSC, in the aggregate principal amount not to exceed US$60 million, to be issued and distributed pursuant to the Plan and the U.S. Plan on the Distribution Date and governed by the terms of the New Unsecured PIK Notes Indenture;

      "ORDER" means any order of the Court in these proceedings;

      "OTHER EQUITY SECURITIES" means, collectively, the outstanding options to purchase Common Shares, as of the Date of Filing, together with any other options, warrants, conversion rights, rights of first refusal or other rights, contractual or otherwise, to acquire or receive any Common Shares or other ownership interests in any Applicant, or of an affiliate of any Applicant and any contracts, subscriptions, commitments or agreements pursuant to which the non-Applicant party was or could have been entitled to receive shares, securities or other ownership interests in any Applicant, excluding Subsidiary Interests;

      "OTHER SECURED CLAIMS" means, collectively, the Secured Claims of the Account Intermediaries, the issuers of letters of credit issued under the Permitted LC Facility established pursuant to Amending Agreement No. 3 to the Credit Agreement and all other Secured Claims against the Applicants, other than the Affected Secured Lender Claims;

      "PERSON" means any individual, partnership, joint venture, trust, corporation, unincorporated organization, government or any agency or instrumentality thereof, or any other juridical entity howsoever designated or constituted;

      "PLAN" means this amended and restated plan of compromise and arrangement dated September 24, 1999 of all of the Applicants under the CCAA, as same may be amended or supplemented from time to time with the consent of the Required Lenders and to the extent of any modification to the treatment of the Account Intermediaries as holders of Secured Claims, the consent of the Account Intermediaries;

      "PLAN SUPPLEMENT" has the meaning ascribed thereto in Section 6.2;




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      "PROCEEDS ACCOUNT" means the account established under the Proceeds
      Agreement into which proceeds of certain asset sales were deposited prior to the Date of Filing;

      "PROCEEDS AGREEMENT" means the Proceeds Agreement dated April 5, 1999, as amended, made among PSC, the Subsidiaries and the Lenders;

      "PROOF OF CLAIM" means a proof of claim in the form prescribed by the Creditors' Meetings Order;

      "PROTOCOL" means the Cross-Border Insolvency Protocol entered into by the U.S. Bankruptcy Court in the Chapter 11 Cases and by the Court in respect of the CCAA Proceedings;

      "PROVEN ..... CLAIM" of a Creditor means the amount of the Claim of such
      Creditor as finally determined in accordance with the provisions of the CCAA, any applicable Order or this Plan;

      "PSC" means Philip Services Corp. or its successor;

      "PSC COMMON SHARES" means the Common Shares of PSC outstanding after giving effect to the issuance of New Common Shares and the Stock Consolidation;

      "PSI" means Philip Services (Delaware), Inc.;

      "REGISTRATION RIGHTS AGREEMENT" means an agreement to be entered into between PSC and certain Affected Secured Creditors with respect to rights of registration as to the Common Shares, substantially in the form to be included in a supplement to the U.S. Plan;

      "REQUIRED LENDERS" means the "Required Lenders" as defined in the Credit Agreement;

      "REQUIRED MAJORITY" means, in respect of each Class of Creditor, an affirmative vote of two-thirds in value of all Proven Claims of such Class voted in accordance with the voting procedures established hereunder (whether in person or by proxy) and a majority in number of all voting Creditors of such Class;

      "RESTRICTED SUBSIDIARIES" means "Restricted Subsidiaries" as defined in the Credit Agreement;

      "SECURED CLAIM" means a Claim that is secured by a Lien or other interest on property in which an Applicant has an interest, whether the Person with such




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      Claim has a security interest by way of a mortgage, lease, chattel mortgage, conditional sale agreement, debenture, security agreement or other security instrument, to the extent of the value of the Claim holder's interest in the Applicant's interests in such property;

      "SECURITIES ACTIONS" means, collectively, (i) the consolidated, putative class action entitled In re Philip Services Corp. Securities Litigation, 98 CV 835 (MBM), previously pending against PSC in the United States District Court for the Southern District of New York and (ii) the Canadian Securities Action;

      "SECURITY AGENT" means the "Security Agent" as defined in the Credit Agreement;

      "SHAREHOLDERS' MEETING" means the meeting of shareholders of PSC referred to in Section 6.1(2);

      "SHAREHOLDER RIGHTS PLAN" means the shareholder rights plan to be implemented on the Effective Date by PSC substantially in the form to be included as a supplement to the U.S. Plan;

      "STOCK CONSOLIDATION" means the consolidation of PSC's outstanding Common Shares to be implemented simultaneously with the Effective Date pursuant to which each 273 New Common Shares (including the Common Shares outstanding prior to the Effective Date) shall be consolidated into one PSC Common Share and as a result 24,000,000 PSC Common Shares will be issued and outstanding;

      "SUBSIDIARIES" means, collectively, all of the direct and indirect subsidiaries of PSC;

      "SUBSIDIARY INTERESTS" means, collectively, the issued and outstanding shares in the stock of the Subsidiaries as of the Date of Filing;

      "UNAFFECTED OBLIGATIONS" means Claims that are not Affected Claims;

      "UNFUNDED LC CLAIM" means the amount, if any, by which the Agreed LC Claim exceeds the amount actually drawn from the Date of Filing through the Effective Date on letters of credit issued pursuant to the Credit Agreement, which for greater certainty do not include letters of credit issued under the Permitted LC Facility established in Amendment No. 3 to the Credit Agreement;

      "U.S. BANKRUPTCY COURT" means the United States Bankruptcy Court having jurisdiction over the Chapter 11 Cases;




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      "U.S. IMPAIRED UNSECURED CLAIM" means a "Class 7 Claim" under the U.S.
      Plan;

      "U.S. PLAN" means the joint plan of reorganization of the U.S. Plan Applicants as filed with the U.S. Bankruptcy Court, as the same may be amended, modified or supplemented from time to time with the consent of the Required Lenders;

      "U.S. PLAN APPLICANTS" means PSC, PSI and each of the U.S. Subsidiaries;
      and

      "U.S. SUBSIDIARIES" means PSI and the direct and indirect subsidiaries of PSC set forth in the U.S. Plan.

SECTION 1.2 INTERPRETATION, ETC.

     For purposes of the Plan:

      (a) any reference in the Plan to a contract, instrument, release, indenture, or other agreement or document's being in a particular form or on particular terms and conditions means that such document shall be substantially in such form or substantially on such terms and conditions;

      (b) any reference in the Plan to an existing document or exhibit filed or to be filed means such document or exhibit as it may have been or may be amended, modified, or supplemented;

      (c) unless otherwise specified, all references in the Plan to Sections, Articles and Schedules are references to Sections, Articles and Schedules of or to the Plan;

      (d) the words "herein" and "hereto" refer to the Plan in its entirety rather than to a particular portion of the Plan;

      (e) captions and headings to Articles and Sections are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretation of the Plan;

      (f) where the context requires, a word or words importing the singular shall include the plural and vice versa;

      (g)  the words "includes" and "including" are not limiting;

      (h)  the phrase "may not" is prohibitive and not permissive; and

      (i)  the word "or" is not exclusive.

SECTION 1.3 DATE FOR ANY ACTION

     In the event that any date on which any action is required to be taken under this Plan by any of the parties is not a Business Day, that action shall be required to be taken on the next succeeding day which is a Business Day.

SECTION 1.4 TIME

     All times expressed in this Plan are local time Toronto, Ontario, Canada unless otherwise stipulated.

SECTION 1.5 STATUTORY REFERENCES

     Any reference in this Plan to a statute includes all regulations made thereunder and all amendments to such statute or regulations in force from time to time.

SECTION 1.6 SUCCESSORS AND ASSIGNS

     This Plan shall be binding upon and shall enure to the benefit of the heirs, administrators, executors, legal personal representatives, successors and assigns of any Person named or referred to in this Plan.

SECTION 1.7 SCHEDULES

     The following are the Schedules to this Plan, which are incorporated by reference into this Plan and form part of it:

   Schedule "A"  -    Canadian Subsidiaries
   Schedule "B"  -    Affected Unsecured Claims List

                                   ARTICLE 2
                         PURPOSE AND EFFECT OF THE PLAN

SECTION 2.1 BACKGROUND

     The circumstances and events leading up to this Plan and the U.S. Plan are summarized in the Disclosure Statement to be circulated to Affected Creditors in connection with this Plan and to be distributed in accordance with the U.S. Bankruptcy Code in connection with the U.S. Plan.

SECTION 2.2 PERSONS AFFECTED

     This Plan and the U.S. Plan provide for a coordinated restructuring of claims and interests against PSC, PSI, the Canadian Subsidiaries and the U.S. Subsidiaries. This Plan will become effective on the Effective Date and shall be binding on and enure to the benefit of the Applicants and the Creditors.

SECTION 2.3 PERSONS NOT AFFECTED

     For greater certainty this Plan does not affect the holders of Unaffected Obligations. Nothing shall affect any Applicant's rights and defences, both legal and equitable, with respect to any Unaffected Obligations including, but not limited to, all rights with respect to legal and equitable defenses to setoffs or recoupments against such Claims. Notwithstanding the substantive consolidation of Claims against the Applicants for certain purposes under this Plan, Claims which are not Affected Claims of any particular Applicant remain the obligations solely of such Applicant and shall not become obligations of any other Applicant.

                                   ARTICLE 3

      CLASSIFICATION OF CREDITORS, VALUATION OF CLAIMS AND RELATED MATTERS

SECTION 3.1 CLASSES OF CLAIMS

     The classes of Creditors for the purpose of considering and voting on the Plan shall be Creditors holding Affected Secured Lender Claims and Affected Unsecured Claims.

SECTION 3.2 AFFECTED CLAIMS

     Creditors holding Affected Claims shall prove their Claims, vote in respect of the Plan and receive the rights provided for under and pursuant to this Plan.

SECTION 3.3 CREDITORS' MEETINGS

     The Creditors' Meetings shall be held in accordance with this Plan, the Creditors' Meetings Order and any further Order. The only persons entitled to attend a Creditors' Meeting are those persons, including the holders of proxies, entitled to vote at the Creditors' Meeting, their legal counsel and advisors and the officers, directors and legal counsel of the Applicants. Any other Person may be admitted on invitation of the chair of the relevant Creditors' Meeting.

SECTION 3.4 APPROVAL BY CREDITORS

     In order to be approved, the Plan must receive the affirmative vote of the Required Majority of each Class of Creditors.

SECTION 3.5 ORDER TO ESTABLISH PROCEDURE FOR VALUING CLAIMS

     The procedure for valuing Claims and resolving disputes is set forth in the Creditors' Meetings Order. The Applicants reserve the right to seek the assistance of the Court in valuing the Claim of any Affected Creditor, if required, or to ascertain the result of any vote on the Plan or the amount payable or to be distributed to such Affected Creditor under the Plan, as the case may be.

SECTION 3.6 CLAIMS FOR VOTING PURPOSES

     Each Creditor having a Claim in a Class entitled to vote shall be entitled to attend and to vote at the Creditors' Meeting for such Class. Each Creditor of a Class who is entitled to vote shall be entitled to that number of votes at the Creditors' Meeting for such Class as is equal to the dollar value of its Claim for voting purposes as determined in accordance with this Article 3 and the provisions of the Creditors' Meetings Order.

                                   ARTICLE 4
                    PROCEDURE FOR RESOLVING DISPUTED CLAIMS

SECTION 4.1 PROSECUTION OF OBJECTIONS

     After the Confirmation Date, only the Applicants shall have the authority to file objections, settle, compromise, withdraw or litigate to judgment objections to Claims. From and after the Effective Date, the Applicants may settle or compromise any Disputed Unsecured Claim without approval of the Court.

SECTION 4.2 NO DISTRIBUTIONS PENDING ALLOWANCE

     Notwithstanding any other provision of the Plan, no payments or distributions shall be made with respect to all or any portion of a Disputed Unsecured Claim unless and until some portion thereof, has become a Proven Unsecured Claim.

SECTION 4.3 DISPUTED CLAIMS RESERVE

     On the Effective Date (or as soon thereafter as is practicable) the Disbursing Agent shall establish the Disputed Claims Reserve by withholding from the initial distribution on account of Proven Unsecured Claims an amount of New Unsecured PIK Notes and New Common Shares calculated as if all Affected Unsecured Claims and U.S. Impaired Unsecured Claims were Proven Unsecured Claims and allowed U.S. Impaired Unsecured Claims under the U.S. Plan as of such date, in an amount equal to one hundred percent (100%) of their Disputed Claim Amount and disputed U.S. Impaired Unsecured Claim amount under the U.S. Plan.

SECTION 4.4 DISTRIBUTIONS AFTER DISPUTED CLAIMS RESOLVED

     The Disbursing Agent shall make payments and distributions from the Disputed Claims Reserve to each holder of a Disputed Unsecured Claim that has become a Proven Unsecured Claim in accordance with the provisions of the Plan, and to each holder of a disputed U.S. Impaired Unsecured Claim that has become an allowed claim under the U.S. Plan. On the next succeeding interim distribution date after the date that the value of a Proven Unsecured Claim has been determined in accordance with this Plan, the Disbursing Agent shall distribute to the holder of such Claim any New Unsecured PIK Notes and PSC Common Shares in the

Disputed Claims Reserve that would have been distributed on the Distribution Date had such Claim been a Proven Unsecured Claim on the Distribution Date (after giving effect to the Stock Consolidation). After a Final Order has been entered, or other final resolution has been reached, with respect to each Disputed Unsecured Claim and each disputed U.S. Impaired Unsecured Claim (i) any New Unsecured PIK Notes and PSC Common Shares that remain in the Disputed Claims Reserve shall be distributed pro rata to holders of Proven Unsecured Claims and holders of U.S. Impaired Unsecured Claims allowed under the U.S. Plan. All distributions made under this Article 4 on account of a Proven Unsecured Claim shall be made together with any payments or other distributions made on account of, as well as any obligations arising from, the distributed property, as if such Proven Unsecured Claim had been a Proven Unsecured Claim on the Distribution Date. Notwithstanding the foregoing, the Disbursing Agent shall not be required to make distributions under this Article 4 more frequently than once every 180 days.

                                   ARTICLE 5
                        TREATMENT OF AFFECTED CREDITORS

SECTION 5.1 AFFECTED CLASSES

(1)  Affected Secured Lender Claims

      (a) On the Effective Date, the Credit Facility Agreements shall be amended and restated by the Amended and Restated Term Credit Agreement without any further action by any party. Each holder of a Proven Secured Lender Claim, in full satisfaction, settlement, release and discharge of and in exchange for such Proven Secured Lender Claim and its allowed Class 6 Claim in the U.S. Plan, shall receive on or as soon as practicable after the Distribution Date its pro rata share of (a) the Net Asset Sale Proceeds Pool, (b) the New Secured PIK Debt, (c) the New Senior Secured Term Debt and (d) (i) if the holders of U.S. Impaired Unsecured Claims vote to accept the U.S. Plan and the holders of Proven Unsecured Claims vote to accept the Plan, 5,967,052,592 New Common Shares which shall be ninety-one percent (91%) of the PSC Common Shares issued and outstanding as of the Effective Date (which shall equal 21,840,000 PSC Common Shares after giving effect to the Stock Consolidation) subject to Dilution, or (ii) if the holders of U.S. Impaired Unsecured Claims vote to reject the U.S. Plan, but the holders of Proven Unsecured Claims vote to accept the Plan, 22,800,000 PSC Common Shares which shall be ninety-five percent (95%) of the PSC Common Shares issued and outstanding as of the Effective Date plus an amount of PSC Common Shares equal to the aggregate number of PSC Common Shares that would have been available for distribution to holders of U.S. Impaired Unsecured

           Claims under the U.S. Plan had such holders voted to accept the U.S. Plan (based on the Applicants' estimate of the aggregate allowed amount of such claims), subject to Dilution, and an amount of New Unsecured PIK Notes equal to the amount that would have been distributed to holders of U.S. Impaired Unsecured Claims under the U.S. Plan had such holders voted to accept the U.S. Plan (based on the Applicants' estimate of the aggregate allowed amount of such claims).

      (b)  Each LC Lender will fund its pro rata share of the Unfunded
           LC Claim (i) in cash, or (ii) by foregoing distributions that it would otherwise receive in respect of a Claim in the amount of its pro rata share of the Unfunded LC Claim. If the distributions that would otherwise be received by an LC Lender are insufficient to fund its pro rata share of the Unfunded LC Claim, such deficiency may be funded by foregoing distributions to the extent necessary by the Lender that is an affiliate of such LC Lender. Any such cash paid or distributions foregone shall be reallocated pro rata among the holders of Proven Secured Lender Claims. Letters of credit issued pursuant to the Credit Agreement that remain outstanding and undrawn on the Effective Date shall be replaced or, with the consent of the issuers of such letters of credit, supported by letters of credit issued under the Exit Facility.

      (c) On the Effective Date, PSC shall record the holders of Proven Secured Lender Claims as holders of record of such New Common Shares. Each holder of a Secured Lender Claim shall vote the New Common Shares distributed to it under the Plan in favour of each of the matters set forth in Section 6.1(2)(c) hereof.

(2)  Affected Unsecured Claims

     Subject to Section 5.2, on or as soon as reasonably practicable after, the later of (i) the Distribution Date or (ii) the date such Affected Unsecured Claim becomes a Proven Unsecured Claim,

      (a) if the holders of Proven Unsecured Claims vote to accept the Plan then each holder of a Proven Unsecured Claim shall receive in full satisfaction, settlement, release and discharge of and in exchange for such Proven Unsecured Claim, its pro rata share (determined as described below) of (i) US$60 million of New Unsecured PIK Notes to be issued pursuant to Article 7 of this Plan and the U.S. Plan (subject to certain election rights of holders of U.S. Impaired Unsecured Claims) and (ii) 327,860,033 New Common Shares which shall be five percent (5%) of the PSC Common Shares issued and outstanding as of the Effective Date (which shall equal 1,200,000 PSC Common Shares, after giving effect to the Stock Consolidation), subject to Dilution (in each case, such distribution shall be shared pro rata with the holders of U.S. Impaired Unsecured Claims under the U.S. Plan) and the holders of Affected Unsecured Lender Claims shall be deemed to have waived any and all distributions to which they would be entitled under the Plan as holders of Affected Unsecured Lender Claims, including the benefit of any and all contractual subordination provisions in respect of their Unsecured Lender Claims; or

      (b) if the holders of Proven Unsecured Claims vote to reject the Plan, then the holders of such Claims shall not receive anything on account of such Claims.

     For purposes of distributions to holders of Proven Unsecured Claims, the pro rata calculations shall include in the determination of the Face Amount of all Proven Unsecured Claims (i) if the class of holders of U.S. Impaired Unsecured Claims under the U.S. Plan votes to accept the U.S. Plan, the aggregate amount of all allowed U.S. Impaired Unsecured Claims or (ii) if the class of holders of U.S. Impaired Unsecured Claims under the U.S. Plan votes to reject the U.S. Plan, the Applicant's estimate of the aggregate amount of all allowed U.S. Impaired Unsecured Claims. Claims under the Canadian Plan will be converted to United States' dollars ("US$") for purposes of distributions at a rate of CDN$1.465097244 per US$1.00.

SECTION 5.2 SETTLEMENT OF CERTAIN CLAIMS

     The proposed treatment of Affected Creditors set forth in Section 5.1 is subject to the satisfaction of the following conditions prior to October 27, 1999:

      (a)  (i)   the claims of the Applicants and the Lenders against
                 Deloitte & Touche, the Securities Actions, and all Contribution and Indemnity Claims shall have been settled among all parties on mutually acceptable terms, including as to the amount and voting of the Contribution and Indemnity Claims; or

            (ii) the amounts of the Contribution and Indemnity
                 Claims shall have been agreed to by the holders of such Claims, the Applicants and the Lenders and the holders of the Contribution and Indemnity Claims shall have agreed to vote such Claims in favour of this Plan, and

      (b) the Canadian Securities Action shall have been settled between PSC and the plaintiffs and the settlement shall have been approved by the Court.

                                   ARTICLE 6
                      MEANS FOR IMPLEMENTATION OF THE PLAN

SECTION 6.1 PLAN IMPLEMENTATION

     Subject to Section 5.2, if the Required Majority of each Class of Creditors vote to accept the Plan, the transactions described in Section 6.1(1) and the corporate actions described in Section 6.1(2) shall occur.

(1)  Plan Transactions

      (a) New Securities. As of the Effective Date the issuance by PSC of US$100 million in principal amount of New Secured PIK Debt, up to US$60 million in principal amount of New Unsecured PIK Notes, up to 6,426,056,637 New Common Shares, and Management Options to purchase PSC Common Shares pursuant to the terms of the Management Option Plan to be adopted by the new board of directors of PSC referred to in Section 6.1(2)(d) on or after the Effective Date, subject to Dilution (except with respect to the New Secured PIK Debt), is hereby authorized without further act or action under applicable law, regulation, order or rule.

      (b)  New Senior Secured Term Debt.  On the Effective Date, PSC and
           PSI shall execute and deliver the Amended and Restated Term Credit Agreement to govern the New Secured PIK Debt and the New Senior Secured Term Debt.

      (c)  New Guarantees.  On the Effective Date, the Canadian
           Subsidiaries shall enter into the New Guarantees and the related security.

      (d) Exit Facility. PSC and PSI, together with the Subsidiaries, expect to enter into a post-confirmation loan facility, the Exit Facility, in order to (a) refinance amounts outstanding on the Effective Date under the DIP Facility, (b) make other payments required to be made on the Effective Date or the Distribution Date, and (c) provide the additional borrowing capacity required by PSC, PSI and the Subsidiaries following the Effective Date to maintain their operations.

      (e) Tax Related Transactions. The following transactions shall occur immediately prior to implementation of the Plan: (a) each holder of a Claim under the Credit Agreement shall be deemed to have exchanged such Claim for an undivided co-ownership interest in all of the Claims under the Credit Agreement in the same aggregate principal amount as the Claim so exchanged, and (b) each holder of a Claim against one or more of the Applicants which becomes a Proven Unsecured Claim shall be deemed to have exchanged such Claim for an undivided co-ownership interest in all Proven Unsecured Claims in the same aggregate amount.

(2)  Corporate Action

      (a) Shareholder Rights Plan. On the Effective Date, PSC shall implement the Shareholder Rights Plan.

      (b) Stock Consolidation. On the Effective Date, if the holders of U.S. Impaired Unsecured Claims under the U.S. Plan have voted to accept the U.S. Plan and the holders of Affected Unsecured Claims under this Plan have voted to accept this Plan, PSC shall take all steps necessary to implement the Stock Consolidation.

      (c)  Shareholder Approval.  On or immediately after the Effective
           Date and the distribution of New Common Shares to holders of Affected Secured Lender Claims, PSC shall hold a meeting of its shareholders for the purposes of: (i) approving and ratifying the Shareholder Rights Plan; (ii) electing the new board of directors referred to in Section 6.1(2)(d); (iii) amending the articles of incorporation of PSC to allow for the implementation of the Stock Consolidation; (iv) authorizing the continuance of PSC under the laws of New Brunswick; and (v) if the holders of U.S. Impaired Unsecured Claims reject the U.S. Plan, cancelling the Common Shares outstanding immediately prior to the Effective Date.

      (d) Directors and Officers. On the Effective Date, the new board of directors for PSC will consist of nine (9) directors, who will be nominated by holders of Lender Claims. The nominees of the holders of Lender Claims shall include two (2) members of the existing PSC board of directors and will include two (2) members nominated by High River Limited Partnership ("High River") provided that High River and any holders of Lender Claims acting in concert with it beneficially own at least twenty-five (25%) of the Lender Claims.
           If one or both of the nominees from the existing board is a nominee on that board of High River or persons acting in concert with it, that person will be counted as a High River nominee on the slate for the new board of directors.

SECTION 6.2 ASSET TRANSFERS

     If the conditions set forth in Section 5.2 are not met, or if the holders of Proven Unsecured Claims vote to reject this Plan, the reorganization of the Applicants will be effected through the transfer of the business of the Applicants as a going concern to one or more direct or indirect subsidiaries of PSI. This transfer will occur in conjunction with the implementation of the U.S. Plan through the enforcement of remedies available to the Lenders, and will be more fully described in a supplement to this Plan (the "Plan Supplement") that will be filed prior to the meeting of the holders of Affected Secured Lender Claims. The transferee(s) will assume the Claims which would have been Unaffected Obligations if the arrangement described in Section 5.1 had been implemented. The proceeds paid on the transfers will be distributed in accordance with the legal priority of the claims against the transferred assets. In that case, the Affected Unsecured Claims will not be compromised, but it is expected that no distributions will be made to the holders of such Claims. The holders of Affected Unsecured Claims will have the right, but will not be required, to elect to participate in distributions under the U.S. Plan as provided in that plan.

SECTION 6.3 PLAN RELEASES

     Subject to Section 5.2 and to the approval of the Plan by the Required Majority of each Class of Creditors, the following releases will become effective on the Effective Date:

(1)  Releases by Applicants

     As of the Effective Date, for good and valuable consideration, the adequacy of which is hereby confirmed, the Applicants and the Subsidiaries will be deemed to release forever, waive and discharge all claims, obligations, suits, judgments, damages, demands, debts, rights, causes of action and liabilities (other than the rights of the Applicants to enforce the Plan and the contracts, instruments, releases, indentures, and other agreements or documents delivered thereunder) whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, then existing or thereafter arising, in law, equity or otherwise that are based in whole or part on any act, omission, transaction, event or other occurrence taking place on or prior to the Effective Date in any way relating to the Applicants or the Subsidiaries, the parties released pursuant to this Section 6.3(1), the CCAA Proceedings, the Lender Lock-Up Agreement or the Plan, and that could have been asserted by or on behalf of the Applicants or their Subsidiaries against (i) directors, officers and employees of the Applicants or the Subsidiaries in each case, as of the Date of Filing or that have become officers and/or directors thereafter but prior to the Effective Date (other than for indebtedness owed by any such directors, officers or employees to any of the Applicants or their Subsidiaries) and the Applicants' or Subsidiaries' agents and professionals (including, for greater certainty, the Monitor but excluding Deloitte & Touche and any insurance brokers retained by the Applicants), (ii) the Lenders (other than any person excluded from the releases in this Plan which has become a Lender), (iii) the ad hoc steering committee and any other committee of holders of Lender Claims, (iv) CIBC, as administrative agent and co-arranger under the Credit Agreement, (v) BTCo as Syndication Agent and co-arranger under the Credit Agreement, (vi) any official committees appointed by the Court in connection with the CCAA Proceedings or the Chapter 11 Cases, (vii) the DIP Agent, the DIP Co-Arrangers and the holders of DIP Facility Claims (other than any entity specifically excluded from the releases in this Plan which has become a holder of a DIP Facility Claim),
(viii) the Security Agent, (ix) the Account Intermediaries, (x) any individual, corporation or other entity that was at any time formerly one of the released parties identified in subclauses (ii) - (viii) of this Section 6.3(1), and (xi) the respective affiliates, current and former officers, directors, employees, agents, shareholders and professionals (including, for greater certainty, the Monitor but excluding Deloitte & Touche, Robert Waxman, Greg Madesker, Rik Barrese and any insurance brokers retained by the Applicants) (including the current and former directors, officers, employees, agents, shareholders and professionals of the released professionals) of the entities released in subclauses (ii)-(viii) of this Section 6.3(1) acting in such capacity; provided, however, that the releases provided to any director, officer or employee of the Applicants described in clause (i) of this Section 6.3(1) may be revoked by the Applicants by written notice to such director, officer or employee, in the event that the Applicants reasonably determine that any such director, officer or employee has failed to provide factual information as reasonably requested by the Applicants or any successor to the Applicants with authority to direct such claim, or by the Administrative Agent, in connection with any claim against Deloitte & Touche, Robert Waxman, Greg Madesker and/or Rik Barrese arising out of or related to the same nucleus of operative facts alleged as of the Date of Filing in the Securities Actions, the Chazen Actions or the Liff Actions (as defined in the U.S. Plan), including, without limitation, providing information and documents, attendance at meetings and interviews, assisting counsel, attendance at discoveries, if required, assistance at pre-trial preparation and attendance at trial, including as a witness, but subject in the case of any person who is at the relevant time no longer a director, officer or employee of any of the Applicants, to reimbursement of that person's foregone income and reasonable expenses.

(2)  Releases by Holders of Lender Claims

     As of the Effective Date, in consideration for the obligations of the Applicants and the Subsidiaries under the Plan and the Lender Lock-up Agreement, and the cash, securities, contracts, instruments, releases and other agreements or documents to be delivered in connection with the Plan, each of the holders of Lender Claims, the ad hoc steering committee and any other committee of holders of Lender Claims, CIBC as Administrative Agent and co-arranger under the Credit Agreement, BTCo as Syndication Agent and co-arranger under the Credit Agreement, the DIP Agent, the DIP Co-Arrangers, the holders of DIP Facility Claims, the Security Agent, the Account Intermediaries, and any individual, corporation or other entity that was at any time formerly one of the foregoing releasing parties will be deemed to forever release, waive and discharge all claims, obligations, suits, judgments, damages, demands, debts, rights, causes of action and liabilities (other than the rights to enforce the Applicants' obligations under the Plan and the securities, contracts, instruments, releases and other agreements and documents delivered thereunder), whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, then existing or thereafter arising, in law, equity or otherwise that are based in whole or in part on any act, omission, transaction, event or other occurrence taking place on or prior to the Effective Date in any way relating to the Applicants and Subsidiaries, the CCAA Proceedings, the Lender Lock-up Agreement or the Plan against (i) the Applicants and Subsidiaries; provided, however that this release in clause (i) shall not be given by any Account Intermediary who is a current Bank Account Services Provider, (ii) the directors, officers and employees of the Applicants or Subsidiaries in each case as of the Date of Filing (and in addition, those who become officers and/or directors thereafter but prior to the Effective Date), (iii) the Lenders (other than any person excluded from the releases in this Plan that has become a Lender), (iv) the ad hoc steering committee and any other committee of holders of Lender Claims, (v) CIBC, as Administrative Agent and co-arranger under the Credit Agreement, (vi) BTCo as Syndication Agent and co-arranger under the Credit Agreement, (vii) any official committees appointed in the CCAA Proceedings or the Chapter 11 Cases,
(viii) the DIP Agent, the DIP Co-Arrangers and the holders of DIP Facility Claim (other than any entity specifically excluded from the releases granted in this Section 6.3(2) that has become a holder of a DIP Facility Claim, (ix) the Security Agent, (x) the Account Intermediaries, (xi) any individual, corporation or other entity that was at any time formerly one of the released parties identified in subclauses (iii)-(ix) of this Section 6.3(2), or (xii) the respective current and former professionals of the entities in subclauses
(i)-(ix) of this Section 6.3(2) (including, for greater certainty, the Monitor but excluding Deloitte & Touche and any insurance brokers retained by the Applicants) (including the current and former officers, directors, employees, shareholders and professionals of the released professionals), acting in such capacity; provided, however, that the releases provided to any director, officer or employee of the Applicants described in clause (ii) of this Section 6.3(2) may be revoked by the Administrative Agent or its successor, by written notice to such director, officer or employee, in the event that the Administrative Agent or its successor reasonably determines that any such director, officer or employee has failed to provide factual information reasonably requested by the Administrative Agent or its successor in connection with any claim against Deloitte & Touche, Robert Waxman, Greg Madesker and/or Rik Barrese arising out of or relating to the same nucleus of operative facts alleged as of the Date of Filing in the Securities Actions, the Chazen Actions or the Liff Actions, including, without limitation, providing information and documents, attendance at meetings and interviews, assisting counsel, attendance at discoveries, if required, assistance at pre-trial preparation and attendance at trial, including as a witness, but subject in the case of any person who is at the relevant time no longer a director, officer or employee of any of the Applicants, to reimbursement of that person's foregone income and reasonable expenses, provided further, that nothing contained herein shall affect the rights and obligations of the parties designated in clauses
(iii), (v), (vi), (ix) and (x) of this Section 6.3(2) under the Priority and Subordination Agreement, dated as of December 4, 1998, the Security Sharing Agreement, dated as of November 30, 1998 and the Intercreditor Agreement, dated as of June 25, 1999.

(3)  Holders of Claims

     As of the Effective Date, to the fullest extent permitted under applicable law, in consideration for the obligations of the Applicants under the Plan and the securities, contracts, instruments, releases and other agreements or documents to be delivered in connection with the Plan, and the benefits provided by the Lenders and the Account Intermediaries under the Plan, each present and former holder of a Claim (other than the parties referred to in Section 6.3(2) above or any individual, corporation or other entity that was at any time formerly one of the foregoing releasing parties) will be deemed to release forever, waive and discharge all claims, obligations, suits, judgments, damages, demands, debts, rights, causes of action and liabilities (other than the rights to enforce the Applicants' obligations under the Plan and the securities, contracts, instruments, releases and other agreements and documents delivered thereunder), whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, then existing or thereafter arising, in law, equity or otherwise that are based in whole or in part on any act, omission, transaction, event or other occurrence taking place on or prior to the Effective Date in any way relating to the Applicants or Subsidiaries, the parties released pursuant to this Section 6.3(3), the CCAA Proceedings, the Lender Lock-up Agreement or the Plan against (i) the Applicants and Subsidiaries, (ii) the Lenders as of September 15, 1999 or an entity that subsequently becomes a Lender subject to the Applicants' consent, the ad hoc steering committee or any other committee of holders of Lender Claims, CIBC as Administrative Agent and co-arranger under the Credit Agreement, BTCo as Syndication Agent and co-arranger under the Credit Agreement, any official committees appointed in the CCAA Proceedings or the Chapter 11 Cases, the DIP Agent, the DIP Co-Arrangers and the holders of DIP Facility Claims as of September 15, 1999 or an entity that subsequently becomes a holder of a DIP Facility Claim subject to the Applicants' consent, the Monitor and the Security Agent, (iii) the Account Intermediaries, (iv) any individual, corporation or other entity that was formerly one of the foregoing released parties identified in subclause (ii) of this Section 6.3(3) and (v) the respective affiliates, current and former officers, directors, employees, agents, shareholders and professionals of the entities referred to in subclause
(ii) of this Section 6.3(3) (excluding Deloitte & Touche and any insurance brokers retained by the Applicants) acting in such capacity. Under the Plan, holders of Claims (other than the Lenders) are not deemed to have released any non-Applicant third party other than the Lenders and those parties explicitly listed in clauses (ii), (iii), (iv) and (v) above.

SECTION 6.4 INJUNCTION RELATED TO RELEASES

     The Confirmation Order will enjoin the prosecution, whether directly, derivatively or otherwise, of any claim, obligation, suit, judgment, damage, demand, debt, right, cause of action, liability or interest released, discharged or terminated pursuant to the Plan.

SECTION 6.5 REVOCATION OF CERTAIN RELEASES

     The revocation of any release of any director, officer or employee pursuant to Section 6.3 hereof shall be void ab initio to the extent that a court of competent jurisdiction, including, but not limited to the Court, determines that such director, officer or employee has provided the factual information reasonably requested by the Applicants or any successor pursuant to
Section 6.3(1) or the Administrative Agent or its successor pursuant to Section 6.3(2).

SECTION 6.6 SUBSTANTIVE CONSOLIDATION FOR PURPOSES OF TREATING AFFECTED CLAIMS

     The Plan is premised upon the substantive consolidation of the Applicants only for purposes of treating Affected Secured Lender Claims and Affected Unsecured Claims under the Plan, including for voting, Plan sanction and distribution purposes. This Plan does not contemplate substantive consolidation of the Applicants with respect to Unaffected Obligations.
Subject to Section 5.2 and the approval of the Plan by the Required Majority of each Class of Creditors, on the Effective Date, (a) all guarantees of any Applicants of the payment, performance or collection of another Applicant with respect to Affected Claims shall be deemed eliminated and cancelled; (b) any obligation of any Applicant and all guarantees with respect to Affected Claims thereof executed by one or more of the other Applicants shall be treated as a single obligation and any obligation of two or more Applicants, and all multiple Affected Claims against such entities on account of such joint obligations, shall be treated and allowed only as a single Affected Unsecured Claim against the consolidated Applicants; and (c) each Affected Claim of any Applicant shall be deemed filed against the consolidated Applicants and shall be deemed one Affected Claim against and obligation of the consolidated Applicants. Except as set forth in this Section 6.6, such substantive consolidation shall not (other than for purposes related to the Plan) (a) affect the legal and corporate structures of the Applicants, (b) cause any Applicant to be liable for any Claim under the Plan, for which it otherwise is not liable and the liability of any Applicant for any such Claim shall not be affected by such substantive consolidation, (c) affect Intercompany Claims of Applicants against Applicants, or (d) affect Subsidiary Interests.

SECTION 6.7 ASSUMED INDEMNIFICATION OBLIGATIONS

     The Assumed Indemnification Obligations (other than Excluded
Indemnification Obligations) shall be deemed effective as of the Effective Date without any further action by any party.

                                   ARTICLE 7
                       PROVISIONS GOVERNING DISTRIBUTIONS

SECTION 7.1 DISTRIBUTIONS FOR CLAIMS ALLOWED AS OF THE EFFECTIVE DATE

     Except as otherwise provided herein or as ordered by the Court, distributions to be made on account of Claims that are Proven Unsecured Claims and Proven Secured Lender Claims as of the Effective Date shall be made not later than the Distribution Date. Distributions on account of Claims that first become Proven Unsecured Claims or a Proven Secured Lender Claim after the Effective Date shall be made pursuant to Articles 4, 5 and 7 of this Plan. Notwithstanding the date on which any distribution of securities is actually made to a holder of a Claim that is a Proven Unsecured Claim or a Proven Secured Lender Claim on the Effective Date, as of the date of the distribution such holder shall be deemed to have the rights of a holder of such securities distributed as of the Effective Date.

SECTION 7.2 INTEREST ON CLAIMS

     Unless otherwise specifically provided for in this Plan or the Confirmation Order, interest shall not accrue or be paid on Claims after the Date of Filing, and no holder of a Claim shall be entitled to interest accruing on or after the Date of Filing on any Claim. Interest shall not accrue or be paid upon any Disputed Unsecured Claim in respect of the period from the Date of Filing to the date a final distribution is made thereon if and after such Disputed Unsecured Claim becomes a Proven Unsecured Claim.

SECTION 7.3 DISTRIBUTIONS BY DISBURSING AGENT

      (a) The Disbursing Agent shall make all distributions required under this Plan (subject to the provisions of Articles 4, 5 and 7 hereof). If the Disbursing Agent is an independent third party designated by the Applicants to serve in such capacity, such Disbursing Agent shall receive, without further Court approval, reasonable compensation for distribution services rendered pursuant to the Plan and reimbursement of reasonable out-of-pocket expenses incurred in connection with such services from the Applicants on terms acceptable to the Applicants. No Disbursing Agent shall be required to give any bond or surety or other security for the performance of its duties unless otherwise ordered by the Court.

      (b) At the close of business on the Distribution Record Date, the transfer records for the Lender Claims shall be closed, and there shall be no further changes in the record holders of Lender Claims. The Applicants, the Disbursing Agent and the Administrative Agent for the Lenders shall have no obligation to recognize any transfer of Lender Claims after the Distribution Record Date and shall be entitled instead to recognize and deal for all purposes hereunder with only those record holders as of the close of business on the Distribution Record Date.

SECTION 7.4 CALCULATION OF DISTRIBUTION AMOUNTS

(1)  Common Shares

     No fractional New Common Shares shall be issued or distributed under the Plan or by PSC or the Disbursing Agent. Each Person entitled to receive New Common Shares will receive the total number of whole New Common Shares to which such Person is entitled. Whenever any distribution to a particular Person would otherwise call for distribution of a fraction of a New Common Share, the actual distribution of shares shall be rounded to the next higher or lower whole number as follows: (a) fractions ? or greater shall be rounded to the next higher whole number, and (b) fractions of less than ? shall be rounded to the next lower whole number. The total number of New Common Shares to be distributed to a Class of Claims shall be adjusted as necessary to account for the rounding provided for in this Section 7.4. No consideration shall be provided in lieu of fractional shares that are rounded down.

(2)  New Unsecured PIK Notes

     New Unsecured PIK Notes will be issued in denominations of US$1,000 and such fractions thereof as is necessary.

SECTION 7.5 DELIVERY OF DISTRIBUTIONS

     Distributions to holders of Proven Unsecured Claims shall be made by the Disbursing Agent (a) at the last known address of such persons or at the addresses set forth on the Proofs of Claim filed by such holders (b) at the addresses reflected in the Affected Unsecured Creditors List, or (c) at the addresses set forth in any written notices of address changes delivered to the Disbursing Agent after the date of any related Proof of Claim. If any holder's distribution is returned as undeliverable, no further distributions to such holder shall be made unless and until the Disbursing Agent is notified of such holder's then current address, at which time all missed distributions shall be made to such holder without interest. No undeliverable distributions will go back to the Applicants. All claims for undeliverable distributions in respect of Proven Unsecured Claims must be made on or before the expiration of the eighteenth (18th) month following the Effective Date, after which date all unclaimed property shall be distributed pro rata to the other holders of Proven Unsecured Claims and the Claim of any holder or successor of such holder with respect to such property shall be discharged, and forever barred, notwithstanding any federal or provincial laws to the contrary.
Nothing contained in the Plan shall require the Applicants or any Disbursing Agent to attempt to locate any holder of a Proven Unsecured Claim.

SECTION 7.6 WITHHOLDING AND REPORTING REQUIREMENTS

     In connection with this Plan and all distributions hereunder, the Disbursing Agent shall, to the extent applicable, comply with all tax withholding and reporting requirements imposed by any federal, state, provincial, local, or foreign taxing authority, and all distributions hereunder shall be subject to any such withholding and reporting requirements. The Disbursing Agent shall be authorized to take any and all actions that may be necessary or appropriate to comply with such withholding and reporting requirements. Notwithstanding any other provision of the Plan: (i) each holder of a Proven Claim that is to receive a distribution pursuant to the Plan shall have sole and exclusive responsibility for the satisfaction and payment of any tax obligations imposed by any governmental unit, including income, withholding and other tax obligations, on account of such distribution, and
(ii) no distribution shall be made to or on behalf of such holder pursuant to the Plan unless and until such holder has made arrangements satisfactory to the Disbursing Agent for the payment and satisfaction of such tax obligations. Any distributions to be distributed pursuant to the Plan shall, pending the implementation of such arrangements, be treated as an undeliverable distribution pursuant to Section 7.5. It is the Applicants' intent that distributions under the Plan to holders of Claims are in respect of, and to be applied to, principal first and then interest.

SECTION 7.7 SET-OFF TO APPLY

     The Applicants may, but shall not be required to, set off against any Claim, and the payments or other distributions to be made pursuant to the Plan in respect of such Claims, claims of any nature whatsoever that the Applicants may have against the holder of such Claim, provided, however, that neither the failure to do so nor the allowance of any Claim hereunder shall constitute a waiver or release by the Applicants of any such claim that the Applicants may have against such holder. Notwithstanding anything to the contrary, the Applicants will not exercise any right of setoff against any Lender, any agents under the Credit Agreements or the DIP Facility Agreement, the Account Intermediaries or the DIP Lenders.

                                   ARTICLE 8
                        TREATMENT OF EXECUTORY CONTRACTS
                              AND UNEXPIRED LEASES

SECTION 8.1 CONTRACTS AND LEASES

     Except as otherwise provided in the Plan, or in any contract, instrument, release, indenture or other agreement or document entered into in connection with the Plan, as of the Effective Date each Applicant shall be deemed to have ratified each executory contract and unexpired lease to which it is a party, unless such contract or lease (i) was previously repudiated or terminated by such Applicant, (ii) previously expired or terminated pursuant to its own terms, or (iii) as otherwise set forth in an amendment to the Affected Unsecured Claims List as being an executory contract or unexpired lease to repudiate or terminate. Without limiting the foregoing, all obligations of the Applicants with respect to Other Equity Securities and Excluded Indemnification Obligation shall be terminated and cancelled.

                                   ARTICLE 9
                                 MISCELLANEOUS

SECTION 9.1 CONFIRMATION OF PLAN

      (a) Provided that the conditions in Section 5.2 are satisfied by the deadline set forth therein and the Plan is approved by the Required Majority of each Class of Creditors, the Applicants will seek the Confirmation Order (which as proposed shall be in form and substance acceptable to the Applicants and the Required Lenders) for the sanction and approval of the Plan as provided in Sections 5.1 and 6.1; and

      (b) subject only to the Confirmation Order being granted and becoming a Final Order in form and substance reasonably acceptable to the Applicants and the Required Lenders and the satisfaction of those conditions precedent to implementation of the Plan described in Section 9.8, the Plan will be implemented by the Applicants and will be binding upon the Applicants and all Creditors.

SECTION 9.2 PARAMOUNTCY

     Subject to the obligations of the Applicants pursuant to the Exit Facility or the Amended and Restated Term Credit Agreement, from and after the Effective Date, any conflict between the Plan and the covenants, warranties, representations, terms, conditions, provisions or obligations, expressed or implied, of any contract, mortgage, security agreement, indenture, trust indenture, loan agreement, commitment letter, agreement for sale, by-laws of the Applicants, lease or other agreement, written or oral and any and all amendments or supplements thereto existing between one or more of the Creditors and the Applicants as at the Effective

Date will be deemed to be governed by the terms, conditions and provisions of the Plan and the Confirmation Order, which shall take precedence and priority.

SECTION 9.3 WAIVER OF DEFAULTS

     Other than in relation to the Exit Facility or the Amended and Restated Term Credit Agreement, from and after the Effective Date, each Creditor shall be deemed to have waived any and all defaults then existing or previously committed by the Applicants in any covenant, warranty, representation, term, provision, condition or obligation, expressed or implied, in any contract, agreement, mortgage, security agreement, indenture, trust indenture, loan agreement, commitment letter, agreement for sale, lease or other agreement, written or oral and any and all amendments or supplements thereto, existing between such Creditor and the Applicants and any and all notices of default and demands for payment under any instrument, including, without limitation any guarantee, shall be deemed to have been rescinded.

SECTION 9.4 COMPROMISE EFFECTIVE FOR ALL PURPOSES

     The payment, compromise or other satisfaction of any Claim under the Plan, if sanctioned and approved by the Court shall be binding upon such Creditor, its heirs, executors, administrators, successors and assigns, for all purposes.

SECTION 9.5 PARTICIPATION IN DIFFERENT CAPACITIES

     Creditors whose Claims are affected by this Plan may be affected in more than one capacity. Each such Creditor shall be entitled to participate hereunder in each such capacity. Any action taken by a Creditor in any one capacity shall not affect the Creditor in any other capacity unless the Creditor agrees in writing.

SECTION 9.6 MODIFICATION OF PLAN

     Subject to the consent of the Required Lenders, the Applicants reserve the right to file any modification of, amendment or supplement to the Plan by way of a supplementary plan or plans of compromise or arrangement or both filed with the Court at any time or from time to time prior to the Creditors' Meetings Dates, in which case any such supplementary plan or plans of compromise or arrangement or both shall, for all purposes, be and be deemed to be a part of and incorporated into the Plan. The Applicants shall give notice by publication or otherwise to all Creditors in an affected Class of the details of any modifications or amendments prior to the vote being taken to approve the Plan. Subject to the consent of the Required Lenders, the Applicants may propose an alteration or modification to the Plan at any Creditors' Meeting. After such Creditors' Meetings (and both prior to and subsequent to the Confirmation Order) and subject to the consent of the Required Lenders, the Applicants may at any time and from time to time vary, amend, modify or supplement the Plan if the Court determines that such variation, amendment, modification or supplement is of a minor, immaterial or technical nature that would not be materially prejudicial to the interests of any of the Creditors under the Plan or the Confirmation Order and is necessary in order to give effect to the substance of the Plan or the Confirmation Order.

SECTION 9.7 DEEMING PROVISIONS

     In this Plan, the deeming provisions are not rebuttable and are conclusive and irrevocable.

SECTION 9.8 CONDITIONS PRECEDENT TO IMPLEMENTATION OF PLAN

     The implementation of the Plan is subject to the following conditions precedent which may not be waived by the Applicants without the consent of the Required Lenders:

      (a) the Confirmation Order sanctioning the Plan, as such Plan may have been modified, in form and substance reasonably satisfactory to the Applicants and the Required Lenders, shall have been entered and the operation and effect of the Confirmation Order shall not have been stayed, reversed or amended, and shall provide that:

            (i) the Applicants are authorized and directed to take all actions necessary or appropriate to enter into, implement and consummate the contracts, instruments, releases, leases, indentures and other agreements or documents created in connection with the Plan;

            (ii) the provisions of the Confirmation Order are nonseverable and mutually dependent;

            (iii) PSC is authorized to issue the New Unsecured PIK
                  Notes, New Common Shares, and Management Options and incur the New Senior Secured Term Debt and New Secured PIK Debt; and

            (iv)  the New Secured PIK Debt, New Unsecured PIK
                  Notes, and the New Common Shares issued under the Plan in exchange for Claims against the Applicants and the first trade of such securities are exempt from the dealer registration and prospectus requirements of applicable Canadian securities laws except to the extent that holders of New Secured PIK Debt, New Unsecured PIK Notes and New Common Shares are control block holders for the purposes of applicable Canadian securities laws.

      (b) the Applicants shall have credit availability under the Exit Facility in an amount, form and substance acceptable to the Applicants and the

            Required Lenders, to provide the Applicants and the Subsidiaries with working capital to meet ordinary and peak requirements and additional borrowings to support further projects;

      (c) the following agreements, in form and substance satisfactory to the Applicants and the Required Lenders shall have been executed and delivered, and all conditions precedent thereto shall have been satisfied:

            (i)    New Unsecured PIK Notes Indenture;

            (ii)   Amended and Restated Term Credit Agreement;

            (iii)  New Guarantees and related security documents;

            (iv)   Registration Rights Agreement;

            (v)    Exit Facility;

            (vi)   Shareholder Rights Plan; and

            (vii) Agreements evidencing sufficient bonding to meet the Applicants' projected bonding requirements;

      (d) all actions, documents and agreements necessary to implement the Plan shall have been effected or executed;

      (e) the U.S. Bankruptcy Court shall have issued a final order under the U.S. Bankruptcy Code confirming the U.S. Plan and all conditions to the effectiveness of the U.S. Plan shall have been satisfied other than the condition that this Plan shall have become effective; and

      (f) the new board of directors of PSC referred to in Section 6.1(2)(d) shall have been appointed.

SECTION 9.9 WAIVER OF CONDITIONS

     Each of the conditions set forth in Section 5.2 and 9.8 above, may be waived in whole or in part by the Applicants with the written consent of the Required Lenders, without any other notice to parties in interest or the Court and without a hearing. The failure to satisfy or waive any condition to the Effective Date may be asserted by the Applicants regardless of the circumstances giving rise to the failure of such condition to be satisfied (including any action or inaction by an Applicant). The failure of an Applicant to exercise any of the foregoing rights shall not be deemed a waiver of any other rights, and each such right shall be deemed an ongoing right that may be asserted at any time.

SECTION 9.10 DISCLOSURE STATEMENT

     Copies of the Plan and the applicable Disclosure Statement will be mailed in accordance with the procedures approved by the Court.

SECTION 9.11 NOTICES

     Any notices or communication to be made or given hereunder shall be in writing and shall refer to this Plan and may, subject as hereinafter provided, be made or given by personal delivery, by courier, by prepaid mail or by telecopier addressed to the respective parties as follows:

      (a)  if to the Applicants:

           Philip Services Corp.
           100 King Street West
           Hamilton, Ontario
           L8N 4J6

           Attention:   Colin Soule
                        Executive Vice-President, General Counsel and
                        Corporate Secretary

           Telecopier:  (905) 521-9160

      (b)  if to a Creditor:

           to the address for such Creditor specified in the Proof of Claim filed by a Creditor or, if no Proof of Claim has been filed, to such other address at which the notifying party may reasonably believe that the Creditor may be contacted.

      (c)  if to the Monitor:

            P.O. Box 251
            Ernst & Young Tower
            222 Bay Street, 21st Floor
            Toronto-Dominion Centre
            Toronto, Ontario
            M5K 1J7

           Attention:    Murray McDonald
                         President

           Telecopier:   (416) 943-3300
or to such other address as any party may from time to time notify the others in accordance with this Section 9.11. In the event of any strike, lock-out or other event which interrupts postal service in any part of Canada, all notices and communications during such interruption may only be given or made by personal delivery or by telecopier and any notice or other communication given or made by prepaid mail within the five (5) Business Day period immediately preceding the commencement of such interruption, unless actually received, shall be deemed not to have been given or made. All such notices and communications shall be deemed to have been received, in the case of notice by telecopier or by delivery prior to 5:00 p.m. (local time) on a Business Day, when received or if received after 5:00 p.m. (local time) on a Business Day or at any time on a non-Business Day, on the next following Business Day and, in the case of notice mailed as aforesaid, on the fifth Business Day following the date on which such notice or other communication is mailed. The unintentional failure by the Applicants to give notice contemplated hereunder to any particular Creditor shall not invalidate this Plan or any action taken by any Person pursuant to this Plan.

SECTION 9.12 SEVERABILITY OF PLAN PROVISIONS

     If, prior to the Confirmation Date, any term or provision of the Plan is held by the Court to be invalid, void or unenforceable, the Court, at the request of any Applicant, with the consent of the Required Lenders, and to the extent of any modification to the treatment of the Account Intermediaries as holders of Other Secured Claims, the consent of the Account Intermediaries, shall have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void or unenforceable, and such term or provision shall then be applicable as altered or interpreted. Notwithstanding any such holding, alteration or interpretation, the remainder of the terms and provisions of the Plan shall remain in full force and effect and shall in no way be affected, impaired or invalidated by such holding, alteration or interpretation. The Confirmation Order shall constitute a judicial determination and shall provide that each term and provision of the Plan, as it may have been altered or interpreted in accordance with the foregoing, is valid and enforceable pursuant to its terms.

SECTION 9.13 SUCCESSORS AND ASSIGNS

     The rights, benefits and obligations of any entity named or referred to in the Plan shall be binding on, and shall inure to the benefit of, any heir, executor, administrator, successor or assign of such entity.

SECTION 9.14 EXCULPATION AND LIMITATION OF LIABILITY

     Neither the Applicants, the Subsidiaries, the Lenders, any individual, corporation or other entity that was at any time formerly a Lender, the ad hoc steering committee or any other committee of holders of Lender Claims, CIBC as

Administrative Agent and co-arranger under the Credit Agreement, BTCo as Syndication Agent and co-arranger under the Credit Agreement, any official committees appointed in the CCAA Proceedings, the DIP Agent, the DIP Co-Arrangers and the holders of DIP Facility Claims, the Security Agent, and the Account Intermediaries, or any of their respective present or former members, officers, directors, employees, advisors, attorneys, or agents, shall have or incur any liability to any holder of a Claim or any other party in interest, or any of their respective agents, employees, representatives, financial advisors, attorneys, or affiliates, or any of their successors or assigns, for any act or omission in connection with, relating to, or arising out of, the CCAA Proceedings or the Chapter 11 Cases, formulating, negotiating or implementing the Plan or the Lender Lock-up Agreement, the solicitation of acceptances of the Plan or the Lender Lock-up Agreement, the pursuit of confirmation of the Plan, the confirmation of the Plan, the consummation of the Plan, or the administration of the Plan or the property to be distributed under the Plan, except for their willful misconduct, and in all respects shall be entitled to rely reasonably upon the advice of counsel with respect to their duties and responsibilities under the Plan.

     Notwithstanding any other provision of this Plan, no holder of a Claim, no other party in interest, none of their respective agents, employees, representatives, financial advisors, attorneys, or affiliates, and no successors or assigns of the foregoing, shall have any right of action against any Applicant, Subsidiary, any Lender, any individual, corporation or other entity that was at any time formerly a Lender, the ad hoc steering committee or any other committee of holders of Lender Claims, CIBC as Administrative Agent and co-arranger under the Credit Agreement, BTCo as Syndication Agent and co-arranger under the Credit Agreement, any official committees appointed in CCAA Proceedings or the Chapter 11 Cases, the DIP Agent, the DIP Co-Arrangers and the holders of DIP Facility Claims, the Security Agent, and the Account Intermediaries, or any of their respective present or former members, officers, directors, employees, advisors, attorneys, affiliates, or agents, for any act or omission in connection with, relating to, or arising out of, the CCAA Proceedings, formulating, negotiating or implementing the Plan or the Lender Lock-up Agreement, the solicitation of acceptances of the Plan or the Lender Lock-up Agreement, the pursuit of confirmation of the Plan, the consummation of the Plan, the confirmation of the Plan, or the administration of the Plan or the property to be distributed under the Plan, except for their willful misconduct.

     The Applicants and the Subsidiaries hereby jointly and severally fully indemnify each of the Lenders, any individual, corporation or other entity that was at any time a Lender, the ad hoc steering committee or any other committee of holders of Lender Claims, CIBC as Administrative Agent and co-arranger under the Credit Agreement, BTCo as Syndication Agent and co-arranger under the Credit Agreement, the DIP Agent, the DIP Co-Arrangers and the holders of DIP Facility

Claims, the Security Agent, and the Account Intermediaries, and their respective agents, affiliates, directors, officers, employees, and representatives, including counsel (collectively, the "Indemnitees") against any manner of actions, causes of action, suits, proceedings, liabilities and claims of any nature, costs and expenses (including reasonable legal fees) which may be incurred by such Indemnitee or asserted against such Indemnitee arising out of or during the course of, or otherwise in connection with or in any way related to, the negotiation, preparation, formulation, solicitation, dissemination, implementation, confirmation and consummation of the Plan, other than any liabilities to the extent arising from the gross negligence or willful or intentional misconduct of any Indemnitee as determined by a final judgment of a court of competent jurisdiction. If any claim, action or proceeding is brought or asserted against an Indemnitee in respect of which indemnity may be sought from any of the Applicants or any of the Subsidiaries, the Indemnitee shall promptly notify the Applicants in writing, and the Applicants may assume the defense thereof, including the employment of counsel reasonably satisfactory to the Indemnitee, and the payment of all costs and expenses. The Indemnitee shall have the right to employ separate counsel in any such claim, action or proceeding and to consult with the Applicants in the defense thereof and the fees and expenses of such counsel shall be at the expense of the Applicants unless and until the Applicants shall have assumed the defense of such claim, action or proceeding. If the named parties to any such claim, action or proceeding (including any impleaded parties) include both the Indemnitee and any of the Applicants or Subsidiaries, and the Indemnitee reasonably believes that the joint representation of such entity and the Indemnitee may result in a conflict of interest, the Indemnitee may notify the Applicants in writing that it elects to employ separate counsel at the expense of the Applicants, and the Applicants shall not have the right to assume the defense of such action or proceeding on behalf of the Indemnitee. In addition, the Applicants shall not effect any settlement or release from liability in connection with any matter for which the Indemnitee would have the right to indemnification from the Applicants, unless such settlement contains a full and unconditional release of the Indemnitee, or a release of the Indemnitee satisfactory in form and substance to the Indemnitee.

SECTION 9.15 BINDING EFFECT

     The Plan shall be binding upon and inure to the benefit of the Applicants and all present and former holders of Claims.

SECTION 9.16 REVOCATION, WITHDRAWAL, OR NON-CONSUMMATION

     Subject to the approval of the Required Lenders, the Applicants reserve the right to revoke or withdraw the Plan at any time prior to the Confirmation Date and to file subsequent plans of reorganization or arrangement. If the Applicants revoke or withdraw the Plan, or if the Confirmation does not occur,
(i) the Plan shall be null and void in all respects, (ii) any settlement or compromise embodied in the Plan

(including the fixing or limiting to an amount certain any Claim or Class of Claims), assumption or termination, repudiation of executory contracts or leases effected by the Plan, and any document or agreement executed pursuant to the Plan shall be deemed null and void, and (iii) nothing contained in the Plan, and no acts taken in preparation for consummation of the Plan, shall (a) constitute or be deemed to constitute a waiver or release of any Claims by or against any Applicant or any other Person; (b) prejudice in any manner the rights of any Applicant or any Person in any further proceedings involving an Applicant; or (c) constitute an admission of any sort by any Applicant or any other Person.

SECTION 9.17 GOVERNING LAW

     This Plan shall be governed by and construed in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein. Subject to the Protocol, any questions as to the interpretation or application of this Plan and all proceedings taken in connection with this Plan and its provisions shall be subject to the exclusive jurisdiction of the Court.

                                  SCHEDULE "A"
                             CANADIAN SUBSIDIARIES



2766906 Canada Inc.          ServTech Canada, Inc.

721646 Alberta Ltd.          ST Delta Canada, Inc.

Allwaste of Canada Ltd.      Sablix Inc.

Caligo Reclamation Ltd.      Philip Analytical Services Corporation

Philip Enterprises Inc./     Philip Environmental (Atlantic) Limited
Les Entreprises Philip Inc.

1195613 Ontario Inc.         Philip Environmental (Elmira) Inc.

1233793 Ontario Inc.         Philip Environmental Services Limited

2842-7979 Quebec Inc.        Delsan Demolition Limited

800151 Ontario Inc.          Philip Investment Corp.

842578 Ontario Limited       Philip Plasma Metals Inc.

912613 Ontario Ltd.          PSC/IML Acquisition Corp.

Nortru, Ltd.                 Recyclage d'Aluminium Quebec Inc./Quebec
                             Aluminium Recycling Inc.

Allies Staffing Ltd.

                                 SCHEDULE "B"
                         AFFECTED UNSECURED CLAIMS LIST

                                                                        AMOUNT
                                                                       ---------
      CREDITOR                      CREDITOR'S ADDRESS                  (CDN$)
--------------------  -----------------------------------------------  ---------
1066424 Ontario Ltd.  39 Anne Street South, Barrie, ON  L4N 2C7,         573,000
                      attention Brian D. Smith, President
1348040 Ontario Ltd.  Mr. Rod Hudson, 48 Moorehead Crescent,           1,743,693
                      Brampton, ON  L6Z 4K4
2418711 Canada Inc.   1100 Boulevard Cremazie est, bureau 805,                 0
                      Montreal, Quebec  H2P 2X2, attention Mr. Paul
                      Boyer
2819635 Canada Inc.   1100 Boulevard Cremazie est, bureau 805,            22,000
                      Montreal, Quebec  H2P 2X2, attention Mr. Paul
                      Boyer
759082 Ontario Inc.   220 John St., Barrie, ON  L4N 2L3, attention        38,000
                      Mary Kitchener
963767 Ontario Inc.   c/o William R. Gilmour, Prouse, Dasht &                  0
                      Crouch, 201-37 George Street West, Brampton,
                      Ontario L6X 1R5
Ablack, Krish         53 Challenger Cres., Scarborough, Ontario,          74,000
                      MIC 4Z4
Agglo Venture Inc.,   c/o William Black, McCarthy Tetrault,
Agglo Inc.,           Suite 4700, Toronto Dominion Bank Tower, Toronto
                      Dominion Centre, Toronto, Ontario, M5K 1E6         500,000

                                                                        AMOUNT
                                                                      ----------
              CREDITOR                      CREDITOR'S ADDRESS          (CDN$)
-------------------------------------  -----------------------------  ----------
Alexander Brown Inc.                   c/o David Wires of McCague,       500,000
                                       Wires, Peacock, Borlack,
                                       McInnis & Lloyd, Suite 2700,
                                       P.O. Box 136, The Exchange
                                       Tower, 2 First Canadian
                                       Place, Toronto, Ontario,
                                       M5X 1C7
B.A.C.C. Capital Corporation           250 University Avenue, 2nd.     2,324,747
                                       Floor, Toronto, ON M5H 3E5,
                                       attention Mr. Terry
                                       Jaszkowski, Regional Manager
Bell Canada Inc.                       2265 Roland Therrien Blvd.,       260,000
                                       Longueil, QC J4N 1C5,
                                       attention M. Corbeil
                                       Corporate Purchasing
Bernadin, Gilles                       26 Rue du Coteau, Vaudreuil        40,000
                                       Sur-le-Lac, Quebec, J7V 8P3
Boughton, Marvin                       2023 Cheviot Cr.,                  40,000
                                       Burlington, Ontario, L7P 1N7
Canadian Imperial Bank of Commerce     199 Bay St., 6th Floor,        22,058,824
                                       Commerce Court West,
                                       Toronto, Ontario  M5L 1A2,
                                       attention Mr. Wim Faassen

                                                                       AMOUNT
                                                                      ---------
               CREDITOR                      CREDITOR'S ADDRESS        (CDN$)
--------------------------------------  ----------------------------  ---------
Canadian Imperial Bank of               CIBC Wood Gundy Capital, a            0
Commerce/Ontario                        division of Canadian
Teachers' Pension Plan Board/1067892    Imperial Bank of Commerce,
Ontario Limited/C.D.P.Q. Venture        BCE Place, 161 Bay Street,
Capital Inc.                            6th. Floor, Toronto, ON,
                                        M5J 2S8; Ontario Teachers'
                                        Pension Plan Board, 5650
                                        Yonge Street, North York,
                                        ON, M2M 4H5, attention
                                        Portfolio Manager, Special
                                        Situations and Legal
                                        Counsel, Investments;
                                        1067892 Ontario Limited, 1
                                        Toronto Street, Suite 806,
                                        Toronto, ON, M5C 2V6,
                                        attention Derrick Rolf;
                                        and, C.D.P.Q. Venture
                                        Capital Inc., 1981 McGill
                                        College, Montreal, QC,
                                        H3A 3C7, attention
                                        Vice-President, National
                                        Corporate Investments
Chesterton Investments Limited &        C/o Cassels Brock &           1,004,000
Morris Investments Limited              Blackwell, Barristers &
Chodos, Peter                           Solicitors, Scotia Plaza,
                                        Suite 2100, Toronto, ON M5H
                                        3C2, attention Lorne S.
                                        Silver
                                        157 Beechwood Avenue,           700,000
                                        Willowdale, Ontario,
                                        M2L l1J9
CIBC Equipment Finance Limited          C/o  Newcourt Credit Group       75,000
                                        Inc., Newcourt Centre, 207
                                        Queens Quay West, Suite
                                        700, Toronto, ON, Canada,
                                        M5J 1A7, attention Dan
                                        Billard
CIBC Equipment Finance Limited          C/o  Newcourt Credit Group     621,726
                                        Inc., Newcourt Centre, 207
                                        Queens Quay West, Suite
                                        700, Toronto, ON, Canada,
                                        M5J 1A7, attention Dan
                                        Billard

                                                                        AMOUNT
                                                                       ---------
                CREDITOR                      CREDITOR'S ADDRESS        (CDN$)
----------------------------------------  ---------------------------  ---------
Cinicorp Holdings Limited                 C/o Feigt Nawrocki & Baker     312,000
                                          Company, Suite 3300, 130
                                          Adelaide Street West,
                                          Toronto, Ontario M5H 3P5
City of Toronto Economic Development      C/o Conway Kleinman          1,494,000
Corporation                               Kornhauser & Gotlieb, 390
Clark, Brad                               Bay Street, 5th. Floor,
                                          Toronto, ON M5H 2Y2,
                                          attention Michael A.
                                          Kleinman
                                          c/o Mr. Shane M. Watson,         2,000
                                          Barrister and Solicitor,
                                          760 Brant Street,
                                          Suite 407B, Burlington,
                                          ON L7R 4B7
Close Quarters Inc.                       PO Box 520, Alliston, ON       162,744
                                          L9R 1V9
Close Quarters Inc. / Tom Close           PO Box 520, Alliston, ON       745,313
                                          L9R 1V9
Comdisco Canada Ltd.                      Royal Bank Plaza, South              0
                                          Tower, 200 Bay Street,
                                          Suite 2200, Toronto, ON
                                          M5J 2J3
Compagnie de Gestion, M.P.F. Inc.         C/o Chaurette Levesque,      2,426,000
                                          410 Saint-Nicholas, Bureau
                                          006, Montreal, QC,
                                          H2Y 2P5, attention Alida
                                          Gualtieri
Coristine, Bruce                          257 Lakeview Road, Bell        366,176
                                          River, Ontario N0R 1A0
Coristine, Bruce                          257 Lakeview Road, Bell         61,765
                                          River, Ontario N0R 1A0
Coristine, Bruce                          257 Lakeview Road, Bell        745,313
                                          River, Ontario N0R 1A0

                                                                        AMOUNT
                                                                      ----------
                 CREDITOR                      CREDITOR'S ADDRESS       (CDN$)
------------------------------------------  ------------------------  ----------
Coristine, Bruce / Close Quarters Inc.      257 Lakeview Road, Bell      229,102
                                            River, Ontario N0R 1A0
Crawford, Kevin                             213 Chebucto Dr.,             90,000
                                            Oakville, Ontario
                                            L6J 5R1
D'Allessandro, Gino                         c/o Corrent & Macri,               0
                                            Barristers and
                                            Solicitors,
                                            110 Tecumseh Road East,
                                            Windsor, ON N8X 2P8,
                                            attention John L. Rossi
Enterprises Delcapitale Limitee             c/o Koskie Minsky,                 0
                                            20 Queen Street West,
                                            Suite 900, Box 52,
                                            Toronto, Ontario  M5H
                                            3R5, attention Larry
                                            Banack
FP Commodity Master Trust                   c/o Canadian Imperial     24,849,240
                                            Bank of Commerce,
                                            199 Bay St., 6th Floor,
                                            Commerce Court West,
                                            Toronto, Ontario
                                            M5L 1A2, attention Mr. Wim
                                            Faassen
Fracassi, Philip                            RR#1, 1087 Old Mohawk         76,000
                                            Road, Ancaster,
                                            Ontario, L9G 3K9
Gallagher, John                             c/o Findlay & McCarthy,       20,000
                                            Barristers and
                                            Solicitors, 66 James
                                            Street North, Hamilton,
                                            ON L8R 2K5, attention
                                            Mr. John Findlay
Goldblatt, Marvin                           45 St. James Place,        1,216,000
                                            Hamilton, Ontario
                                            L8P 2N4
Gore, Reginald J., Gore, Alma P., Gore,     c/o McCarthy Tetrault,     1,280,000
Larry R., Sebele, Sandra P., and Sebele,    Barristers and
Terry C.                                    Solicitors, Suite 2000,
                                            One London Place, 255
                                            Queens Avenue, London,
                                            ON N6A 5R8, attention
                                            Ms. Alissa K. Mitchell

                                                                         AMOUNT
                                                                         -------
                CREDITOR                       CREDITOR'S ADDRESS        (CDN$)
----------------------------------------  -----------------------------  -------
Green, John/Green, Lilla/Stasiuk,         c/o Weir & Foulds,              35,000
John/Dynamic Industrial Services Inc.     Barristers and Solicitors,
                                          Exchange Tower, Suite 1600,
                                          130 King Street West,
                                          Toronto, ON M5X 1J5,
                                          attention Mr. Gary M. Caplan
GUSO Ltd.                                 c/o Re-Tech Products            31,695
                                          Limited, 582 Bowes Rd.,
                                          Concord, Ontario  L4K 1K2,
                                          attention Gary Grant
Hamilton Harbour Commissioners            605 James Street North,        825,000
                                          Hamilton, Ontario L8L 1K1
Hilson, Michael                           c/o Findlay & McCarthy,         10,000
                                          Barristers and Solicitors,
                                          66 James Street North,
                                          Hamilton, ON L8R 2K5,
                                          attention Mr. John Findlay
Hoey, Graham                              2005 Woodglen Crescent,         29,000
                                          Gloucester, Ontario, K1J 6G7
                                          c/o Imperial Oil Limited,
                                          237 Fourth Avenue, Station           0
                                          "M", Calgary, Alberta, T2P
Imperial Oil Limited/McColl Frontenac     3M9, attention Mr. D. J.
Petroleum Inc.                            Saretzky, Contracts Manager
Kimco Steel Sales Limited                 c/o Willoughby, MacLeod, 734     6,000
                                          Arlington Park Place,
                                          Kingston, Ontario  K7M 8H9
Kumer, Sheldon                            41 Terrace Drive, Dundas,      512,000
                                          Ontario L9H 3X1
Leasing Solutions (Canada) Inc.           151 Yonge Street, Suite 1710         0
                                          Toronto, Ontario  M5C 2W7
                                          Attention:  Rick Morrison

                                                                       AMOUNT
                                                                      ---------
              CREDITOR                      CREDITOR'S ADDRESS         (CDN$)
------------------------------------  ------------------------------  ---------
Lethbridge, Thomas                    c/o of Elliot, Porter,             29,000
                                      McFayden & McFayden, Kendall
                                      Street. Point Edwards,
                                      Ontario, N7V 4G6, attention
                                      George F. McFayden
Lions Wrecking Ltd.; Lions Disposal
and Excavation; Lions Disposal        C/o Polsinelli and DaRe, 3700           0
Excavation & Demolition Ltd.; Jose    Steeles Ave. West, Suite 502,
Nunes; Honorina Nunes; Olivio         Woodbridge, Ontario, L4L 8K8,
Ricardo; Maria Ricardo                attention John DaRe
Liquid Cargo Lines Limited            C/o Armstrong, Meakings,                0
                                      Barristers, Solicitors,
                                      Notaries, 111 Toronto Street,
                                      Barrie, ON L4N 1V1, attention
                                      Gordon V. Meakings Esq.
McQuillan, Peter                      34 Davidson Blvd., Dundas,         31,000
                                      Ontario, L9H 6X9
                                      c/o SITQ Inc. / Division           62,000
                                      Industrielle, 3300 Blvd. Cote
MD Realty Canada Inc.                 Vertu, Suite 400, Ville Saint
Abrim 11 Inc. & 132001 Canada Inc.,   Laurent, QC H4R 2B7,
Sitq Inc.                             attention Charles Bourgeois
MDS Environmental Services Limited    MDS Inc. 100 International      1,200,000
                                      Blvd., Etobicoke, ON  M9W
                                      6J6, attention Peter E.
                                      Brent, Vice-President, Legal
                                      Affairs and Corporate
                                      Secretary
MTC Leasing Inc.                      3310 South Service Road, PO        24,000
                                      Box 906, Burlington, ON, L7R
                                      3Y7, attention Kelly Peters,
                                      Collections Department

                                                                       AMOUNT
                                                                      ---------
                CREDITOR                      CREDITOR'S ADDRESS       (CDN$)
----------------------------------------  --------------------------  ---------
Myrtle Eva Harrington; Harrington         c/o Winchie, Lamont,          250,000
Acquisition Corporation; Nancy            Paquette, 105 Main Street
Hamilton; Myrtle Eva Harrington as        East, Suite 1001,
Trustee for the estate of Frederick       Hamilton, ON  L8N 1G6,
John Harrington; Bruce Hamilton           attention Terry Winchie
Newcourt Credit Group Inc./Newcourt       Newcourt Centre, 207           746,000
Financial Ltd.                            Queens Quay West, Suite
Nortel Networks Corporation               700, Toronto, ON, Canada,
                                          M5J 1A7, attention
                                          Gunther Boenisch
                                          8200 Dixie Road,            1,018,000
                                          Brampton, ON L6T 5P6
OE Leasing, a division of OE Financial    P.O. Box 5027, 4145 North       1,320
Service Inc.                              Service Road, #401,
                                          Burlington, Ontario,
                                          L7R 3Y8
Ontario Paving Inc.; Carmen Alfano        c/o of Piersanti &                  0
                                          Company Royal Centre,
                                          3300 Highway Number 7,
                                          Suite #800, Vaughan,
                                          Ontario, L4K 4M3,
                                          attention David D'Angela
Palango, Paul                             c/o Weir & Foulds,                  0
                                          Barristers and
                                          Solicitors, Exchange
                                          Tower, Suite 1600, 130
                                          King Street West,
                                          Toronto, ON M5X 1J5,
                                          attention Mr. Barnet H.
                                          Kussner
Paletta International Corporation         4480 Paletta Court,         2,035,000
                                          Burlington, ON L7L 5R2
PDQ Mechanical                            c/o Bishop & McKenzie,         13,000
                                          2500, 10104-103rd Ave.,
                                          Edmonton, Alberta  T5J
                                          1V3, attention Robert A.
                                          Fariner
Perron, Victor                            1494 Powerline Rd. West,       31,000
                                          RR#2 Lynden, Ontario, L0R
                                          1T0

                                                                      AMOUNT
                                                                    -----------
                CREDITOR                     CREDITOR'S ADDRESS       (CDN$)
----------------------------------------  ------------------------  -----------
Poplack, Bernard                          65 Wembley Road,              121,000
                                          Toronto, Ontario, M6C
                                          2G1
Port of Quebec Authority                  c/o Boily Morency,             98,832
                                          Advocates, 70
                                          Dalhousie, bureau 230,
                                          Quebec City, QC G1K
                                          4B2, attention
                                          Jean-Paul Boily
Royal Bank of Canada                      20 King Street West,        3,676,471
                                          9th. Floor, Toronto, ON
                                          M5H 1C4, attention
                                          Bernie A. A, LaCroix,
                                          Vice-President,
                                          Business Banking
Teperman and Sons Inc.                    Suite 1500, 151 Yonge               0
                                          Street, Toronto,
                                          Ontario, M5C 2W7
Utter, Christopher/ Buleychuk, Susan      22 Green Mountain Rd.               0
                                          W., Stoney Creek,
                                          Ontario  L8J 2W4,
                                          attention Susan
                                          Buleychuk
Woodcroft, John                           88 Highland Park Drive,     1,053,000
                                          Dundas, Ontario  L9H
                                          6G8
Woodstock Sufferance Warehouse Ltd.       430 Springbank Avenue         271,487
                                          South, Woodstock, ON
                                          N4V 1B2, attention Bill
                                          Hamilton
Xerox Canada Ltd.                         33 Bloor Street East,           8,621
                                          Toronto, ON M4W 3H1
                                          TOTAL                     $76,769,069